Free Writing Prospectus	Filed Pursuant to Rule 433(d) Registration Statement No. 333-216521

TERM SHEET

Dated April 20, 2017

Issuer:	Japan International Cooperation Agency (JICA)

Security:	2.750% Guaranteed Bonds due April 27, 2027

Expected Ratings:	S&P: A+/stable outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	U.S.$500,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	April 20, 2017

Settlement Date:	April 27, 2017

Maturity Date:	April 27, 2027

Coupon:	2.750% (Semi-annual, 30/360)

Interest Payment Dates:	April 27 and October 27 of each year, commencing October 27, 2017 and ending April 27, 2027

Redemption after the Occurrence of a Tax Event:	JICA may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JICA is required to pay, as described in the prospectus

Price to Public:	99.480%, plus accrued interest, if any, from April 27, 2017

Underwriting Commissions:	0.175%

Proceeds, before Expenses, to JICA:	99.305%, plus accrued interest, if any, from April 27, 2017

Benchmark U.S. Treasury:	2.250% due February 15, 2027

Benchmark Yield:	2.239%

Spread:	57.1 bps

Yield to Investors:	2.810%

Joint Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
BNP Paribas
Mizuho International plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	XS1603395945

International Global Bond Common Code:	160339594

DTC Global Bond ISIN:	US47109LAB09

DTC Global Bond Common Code:	160344296

DTC Global Bond CUSIP:	47109L AB0

Use of Proceeds:	The net proceeds of the issue of the bonds will be allocated to JICA’s Finance and Investment Account.

An amount equal to part or all of the net proceeds may be allocated for investments in one or more “Eligible Projects”, which refers to projects selected under the Development Cooperation Charter, which was endorsed by the Japanese government in 2015. The Development Cooperation Charter is in line with the 2030 Agenda for Sustainable Development adopted at the UN Sustainable Development Summit in 2015 along with the Sustainable Development Goals, and is broadly consistent with JICA’s mission to contribute to poverty reduction, peace building and addressing global issues. Eligible Projects are eligible for funding through JICA’s ODA Loans and Private Sector Investment Finance operations.

Governing Law:	The State of New York

Listing:	Expected on Singapore Exchange Securities Trading Limited

You can access JICA’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

https://www.sec.gov/Archives/edgar/data/1679198/000119312517127942/d345367d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page S-3 of the foregoing prospectus supplement.

JICA has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JICA has filed with the SEC for more complete information about JICA and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JICA, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free from the United States at 1-800-294-1322, BNP Paribas at +44 20 7595 8601 or Mizuho International plc at +44 20 7090 6929.